Exhibit 10.11

Execution Version

ESS TECH, INC.

May 23, 2021

Craig Evans

Delivered Via E-mail – craig.evans@essinc.com

EMPLOYMENT AGREEMENT

Dear Craig:

This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive” or “you”) and Ess Tech, Inc. (the “Company”) sets forth the terms and conditions that shall govern the period of Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”).

1.	Duties and Scope of Employment.

(a)    At-Will Employment. The Agreement will become effective on or about May 23, 2021 (the date this Agreement is fully executed, the “Effective Date”) and shall govern the terms of Executive’s Employment after the Effective Date. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason, subject to the termination provisions in Section 6 below. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below); provided, however, prior to terminating Executive for Cause, the Company will provide Executive with written notice detailing the reasons that the Company is terminating Executive for Cause. Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment. The Agreement supersedes all prior written and verbal agreements, arrangements or understandings concerning Executive’s provision of services to the Company.

(b)    Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of President and Founder. Executive will report to the Company’s Chief Executive Officer, and Executive’s primary work location shall be the Company’s office in Wilsonville, Oregon (the “Oregon Office”); provided that Executive will be required to travel for business reasons as reasonably required by the Company. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Chief Executive Officer or Board of Directors (the “Board”) consistent with Executive’s position.

(c)     Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and will continue through the three (3) year anniversary of your Effective Date (the “Initial Term Expiration Date”); provided that upon the Initial Term Expiration Date, and each subsequent anniversary of such date, if applicable, the term of your employment under this Agreement will automatically by extended by one (1) year, unless either party hereto provides the other party with written notice as least sixty (60) days before the Initial Term Expiration Date, or such subsequent anniversary of such date, if applicable, of such party’s decision not to extend the term of employment under this Agreement any further. Notwithstanding the forgoing, your employment under this Agreement may be terminated at any time before or after the Initial Term Expiration Date, in accordance with Section 1(a) above. Non-renewal of the Agreement by the Company shall constitute a termination without Cause (as defined below).

(d)     Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of your Board, except as listed on Exhibit A, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of your Board; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

(e)     Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Executive’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Executive under this Agreement.

2.     Cash and Incentive Compensation.

(a)     Base Salary. Initially, the Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $275,000 (the “Initial Base Salary”), less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments (but no reduction except as permitted without giving rise to Good Reason (as defined herein)) that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement. Effective as of the date the Company consummates the merger with a blank-check company (the “De-SPAC Closing”), Executive’s Base Salary shall be increased to $400,000 (the “SPAC Base Salary”).

(b)     Salary True-Up Bonus. If Executive’s Employment continues through and including the De-SPAC Closing, Executive will receive a one-time cash bonus equal to (x) the base salary Executive would have received from March 24, 2021 to the De-SPAC Closing, inclusive, if the SPAC Base Salary applied as of his Effective Date less (y) the amount actually paid to Executive as base salary for the period from the Effective Date to the De-SPAC Closing, inclusive.

(c)     Equity Grants. The Board or Compensation Committee of the Board (including any delegate thereof, the “Committee”) may determine to grant Executive equity awards from time to time as part of the Company’s executive compensation stud/ies.

(d)     Annual Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon past practice and the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Company’s Board of Directors (the “Board”) or any Compensation Committee of the Board (including any delegate thereof, the “Committee”), as applicable, after consultation with Executive. The initial target amount for any such Cash Bonus will be up to ninety percent (90%) of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The determinations of the Board or the Committee, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board or the Committee, as applicable. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company. For purposes of calculating any bonus, the term Base Salary shall mean the SPAC Base Salary.

3.     Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.

4.     Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5.     Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, Executive shall only be entitled to (i) the accrued but unpaid Base Salary compensation and PTO, (ii) other benefits earned or accrued and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Employment, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, (iii) any payments of or with respect to equity awards in accordance with the terms of such awards, and (iv) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”). All Accrued Benefits shall be paid in accordance with applicable law or, as applicable, in accordance with the terms of the applicable plan, program or agreement governing such payment or benefit.

6.     Termination Benefit.

(a)     Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control. If Executive’s Termination Date occurs (x) due to termination by the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death or (y) due to termination by Executive on account of Good Reason, in any case at any time other than at or during CIC Protective Period, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following:

(i)     Accrued Benefits. The Company will pay Executive all Accrued Benefits.

(ii)     Severance Payment. Executive will receive continuing payments of severance pay at a rate equal to Executive’s Base Salary as in effect immediately prior to the Termination Date (without any reduction therein that constitutes Good Reason), for a period of twelve (12) months from Executive’s Termination Date, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the Termination Date.

(iii)     Continued Employee Benefits. A lump sum payment equal to (x) twelve (12) months multiplied by (y) Executive’s monthly premium under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents as determined on the Termination Date (the “COBRA Payment”). The COBRA Payment will be paid in a single lump sum, less all required tax withholdings and other applicable deductions, on the Release Deadline.

(iv)     Pro-Rated Bonus Payment. Executive will receive a pro-rated Cash Bonus for the fiscal year in which Executive terminates employment equal to (x) the Cash Bonus that Executive would have received based on actual performance for such fiscal year if Executive had remained in the employ of the Company for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Executive was in the employ of the Company during the fiscal year including the termination date and the denominator of which is 365 (the “Pro-Rated Bonus”). The Pro-Rated Bonus, if any, shall be paid at the same time annual cash bonuses are paid by the Company to other executives of the Company for the fiscal year that includes the Termination Date, but no later than March 15th of the calendar year following the calendar year that includes the Termination Date.

(v)     Prior Year Bonus Payment. If Executive’s Termination Date occurs after completion of the performance period for a Cash Bonus, but prior to payment, Executive will receive the bonus for the prior year based on actual performance at the time bonuses are otherwise paid for such year, but in no event later than March 15th following the year including the Termination Date.

(vi)     Time-Based Equity Acceleration. Executive’s unvested and outstanding equity awards that vest solely based on time and that would have become vested had Executive remained in the employ of the Company for the six (6)-month period following the Termination Date shall immediately vest and, if applicable, become exercisable as of the Termination Date.

(b)     Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If, during the one (1)-month period immediately prior to (or otherwise in connection with or in anticipation of a Change of Control), on or during the twelve (12)-month period immediately following, a Change of Control (such period, the “CIC Protective Period”), Executive’s Termination Date occurs (x) due to termination by the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above:

(i)     Accrued Benefits. The Company will pay Executive all Accrued Benefits.

(ii)     Severance Payment. Executive will receive continuing payments of severance pay at a rate equal to Executive’s Base Salary as in effect immediately prior to the Termination Date (without any reduction therein that constitutes Good Reason), for a period of eighteen (18) months from Executive’s Termination Date, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the Termination Date.

(iii)     Continued Employee Benefits. A lump sum payment equal to (x) eighteen (18) months multiplied by (y) Executive’s monthly premium under COBRA for Executive and Executive’s eligible dependents as determined on the Termination Date (the “CIC COBRA Payment”). The CIC COBRA Payment will be paid in a single lump sum, less all required tax withholdings and other applicable deductions, on the Release Deadline.

(iv)     Pro-Rated Bonus Payment. Executive will receive the Pro-Rated Bonus, as described in Section 6(b)(iv) above.

(v)     Prior Year Bonus Payment. If Executive’s Termination Date occurs after completion of the performance period for a Cash Bonus, but prior to payment, Executive will receive the bonus for the prior year based on actual performance at the time bonuses are otherwise paid for such year, but in no event later than March 15th following the year including the Termination Date.

(vi)     Equity Acceleration. One hundred percent (100%) of Executive’s unvested and outstanding equity awards held with respect to the Company shall become vested and, to the extent applicable, exercisable as of the Termination Date; provided, that with respect to any performance-based equity awards the vesting acceleration hereunder shall be at one hundred percent (100%) of target.

(c)     Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s Termination Date occurs due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason), or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law or the express terms of an employee benefit plan (for example, COBRA).

(d)     Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the Accrued Benefits and other payments and benefits required by applicable law.) Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in this Agreement, other than the Accrued Benefits, those benefits expressly set forth in Section 6 or pursuant to written equity award agreements with the Company.

(e)     Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b), or 6(c), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment

(f)     No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7.     Conditions to Receipt of Severance.

(a)     Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement (other than Accrued Benefits) is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s Termination Date (the “Release Deadline”). If the

Release is not effective by the Release Deadline, Executive will forfeit any right to severance payments or benefits under Section 6 of this Agreement (other than Accrued Benefits). Subject to the foregoing, to become effective, the Release must be executed by Executive (or his representative in the event of his death or Disability following the Termination Date) and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive (or his representative, if applicable) having revoked the Release. Without regard to any special timing provisions set forth in Section 6, any severance payments or benefits under Section 6 of this Agreement (other than Accrued Benefits) that are not Deferred Payments (as defined in Section 7(d)(i)) will be paid or commence on the first payroll date following the date on which the Release becomes effective unless the Release Deadline would have occurred in a subsequent calendar year to the date on which the Release becomes effective in which case the severance payments and benefits that are not Deferred Payments shall be paid or commence on the first payroll period of the calendar year following the calendar year in which the Termination Date occurs. For the avoidance of doubt, Accrued Benefits are not subject to the provisions of this subsection 7(a).

(b)     Restrictive Covenants. The receipt of any termination benefits pursuant to Section 6 will be subject to Executive not violating the provisions of Section 9. In the event Executive breaches the provisions of Section 9, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6 will immediately cease

(c)     Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 10 below).

(d)     Section 409A.

(i)     Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A and for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A.

(ii)     Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of

Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)     Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv)     Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v)     Notwithstanding the payment provisions of Section 6, in the event and to the extent that the form of the severance benefit or payment to be provided after a Change in Control is different than the form of such severance benefit or payment to be provided prior to a Change in Control and if the applicable severance benefit or payment is a Deferred Payment, then the form of post-Change in Control severance benefit or payment shall be given effect only to the extent permitted by Section 409A of the Code and otherwise such post-Change in Control severance benefit or payment shall be provided in the same form that applies prior to the Change in Control.

(vi)     To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vii)     The payments and benefits provided under this Agreement are intended to be exempt from or comply with the requirements of Section 409A so that none of the payments or benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)    Cause. “Cause” means:

(i)    Executive’s gross negligence or willful misconduct in the performance of his duties and responsibilities to the Company or Executive’s material violation of any written Company policy;

(ii)    Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty, misappropriation from the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

(iii)    Executive’s conviction of, or pleading guilty or nolo contendre to, any felony or a lesser crime involving, fraud, dishonesty or moral turpitude;

(iv)    Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Executive’s duties and responsibilities for the Company;

(v)    Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(vi)    Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.

(b)    Change in Control. Change in Control” shall have the meaning ascribed to such term in the Company’s Equity Plan; provided, however, that the De-SPAC Closing or a fully-underwritten initial public offering shall not constitute a Change in Control for purposes of this Agreement.

(c)    Code. “Code” means the Internal Revenue Code of 1986, as amended.

(d)    Company Equity Plan. Means the Current Equity Plan and/or the New SPAC Equity Plan, as applicable.

(e)    Current Equity Plan. “Current Equity Plan” means the Company’s current equity incentive plan in place as of the date of this Agreement.

(f)    Disability. “Disability” or “Disabled” means that Executive is unable to engage in the essential functions of his or her position by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than one (1) year.

(g)    Good Reason. “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s written consent:

(i)    A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the CEO of the Company remains as such following a Change in Control but is not made the CEO of the acquiring corporation) will not constitute Good Reason;

(ii)    A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary; or

(iii)    A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location.

Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within thirty (30) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(h)    Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(i)    New SPAC Equity Plan. “New SPAC Equity Plan” means the new omnibus equity incentive plan to be adopted in connection with the De-SPAC Closing.

(j)    Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(k)    Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(l)    Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.

(m)    Termination Date. “Termination Date” means the date on which Executive’s employment with the Company and its affiliates terminates for any reason. For purposes of the payment of severance payments and benefits pursuant to Section 6 hereof, the Termination Date shall also be required to constitute a termination of employment with the Company within the meaning of Section 409A.

9.    Restrictive Covenants.

(a)    Non-Solicitation. During the period commencing on the date of this Agreement and continuing until for the eighteen (18) month period following the date when Executive’s Employment terminated for any reason (the “Restricted Period”), Executive shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on Executive’s own behalf or on behalf of any other Person) either (i) any current employee or any consultant of the Company or any of the Company’s affiliates, (ii) any former employee or consultant of the Company or any of the Company’s affiliates who left the Company’s (or such affiliate’s) service within the six (6) months preceding the Executive’s termination date, or (iii) the business of any customer of the Company or any of the Company’s affiliates on whom Executive called or with whom Executive became acquainted during Executive’s Employment. Executive represents that Executive is (i) familiar with the foregoing covenant not to solicit, and (ii) fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b)    Non-Disparagement. Executive shall not make any remarks disparaging the conduct or character of the Company, any of the Company’s affiliates, any of the Company’s or any Company affiliates’ current or former employees, officers, directors, successors or assigns, except as explicitly allowed under the Oregon Workplace Fairness Act.

(c)    Cooperation. Following the Termination Date, the Executive shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, the Executive’s employment with the Company or its predecessors or affiliates for which the Company requests the Executive’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with the Executive’s other material business and personal obligations and commitments and will pay Executive a reasonable sum for his time. Executive will be reimbursed for any travel expenses related to the Executive’s compliance with this Section 14.

10.    Golden Parachute.

(a)    Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 10(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”) (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

(b)    A nationally recognized certified public accounting firm or other qualified entity selected by the Company (the “280G Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 10(a), the 280G Firm shall administer the ordering of the reduction as set forth in Section 10(a). The Company shall bear all expenses with respect to the determinations by such 280G Firm required to be made hereunder.

(c)    The 280G Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the 280G Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.

11.    Confidentiality Agreement. Executive’s acceptance of this offer and Executive’s continued Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A for Executive’s review and execution (the “Confidentiality Agreement”), prior to or on Executive’s Effective Date.

12.    Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in Clackamas County, Oregon (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.

13.    Miscellaneous Provisions.

(a)    Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Executive agrees to indemnify and save Company and its affiliates harmless from any damages, which Company may sustain in any manner primarily through Executive’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.

(b)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c)    Notice.

(i)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(ii)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the Termination Date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

(d)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)    Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.

(g)    Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of Oregon without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(h)    No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.

(i)    Opportunity to Consult with Counsel. Executive acknowledges that he has had an opportunity to consult with and be represented by counsel of the Executive’s choosing in the review of this Agreement, that he has been advised by the Company to do so, that he is fully aware of the contents of the Agreement and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, and that he enters into this Agreement freely, without duress or coercion, and based on his own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein. Executive agrees that for purposes of California Labor Code Section 925 that the Executive has been in fact individually represented by legal counsel in negotiating the terms of this Agreement, including, without limitation, the designation of Oregon as the choice of law for purposes of this Agreement.

(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and a facsimile or electronic signature will be deemed an original and valid signature.

(k)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

ESS TECH, INC.

By:	/s/ Michael R. Niggli
(Signature)

Name:	Michael R. Niggli

Title:	Chairman of the Board

ACCEPTED AND AGREED:

CRAIG EVANS

/s/ Craig Evans
(Signature)

5/23/2021
Date

Attachment A: Employee Proprietary Information and Invention Assignment Agreement

ATTACHMENT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT

AGREEMENT

(See Attached)

Certificate Of Completion

Envelope Id: 310595574F0A45CA887E818637A317AA		Status: Completed
Subject: Please DocuSign: Ess Tech - Evans Executive Employment Agreement.pdf
Source Envelope:
Document Pages: 17	Signatures: 2	Envelope Originator:
Certificate Pages: 5	Initials: 0	Jason Flaherty
AutoNav: Enabled		405 Howard ST
EnvelopeId Stamping: Disabled		San Francisco, 94105
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		jflaherty@orrick.com
IP Address: 8.42.196.2

Record Tracking

Status: Original	Holder: Jason Flaherty	Location: DocuSign
5/23/2021 8:00:10 AM	jflaherty@orrick.com

Signer Events	Signature	Timestamp

Craig Evans	/s/ Craig Evans	Sent: 5/23/2021 8:02:48 AM
craig.evans@essinc.com		Viewed: 5/23/2021 3:19:55 PM
Security Level: Email, Account Authentication		Signed: 5/23/2021 3:20:02 PM
(None)
Signature Adoption: Pre-selected Style
Using IP Address: 70.102.73.36

Electronic Record and Signature Disclosure:

Accepted: 5/23/2021 3:19:55 PM
ID: a11dabb2-5b46-49f6-a1c8-f634b3bd8f5d

Michael R Niggli	/s/ Michael R Niggli	Sent: 5/23/2021 8:02:48 AM
Mike.Niggli@essinc.com		Viewed: 5/24/2021 7:13:00 AM
Chairman of the Board		Signed: 5/24/2021 7:14:48 AM
Security Level: Email, Account Authentication
(None)	Signature Adoption: Pre-selected Style
Using IP Address: 71.221.247.105

Electronic Record and Signature Disclosure:

Accepted: 5/24/2021 7:13:00 AM
ID: c198336c-a6f6-45c9-bdf7-60a50efeef21

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Jason Flaherty	[COPIED]	Sent: 5/23/2021 8:02:48 AM
jflaherty@orrick.com		Resent: 5/24/2021 7:14:49 AM
Partner		Viewed: 5/24/2021 7:44:33 AM
Orrick, Herrington & Sutcliffe LLP
Security Level: Email, Account Authentication
(None)
Electronic Record and Signature Disclosure:
Not Offered via DocuSign

Carbon Copy Events	Status	Timestamp

Kyle Teamey	[COPIED]	Sent: 5/23/2021 8:02:48 AM
kyle@b-t.energy		Viewed: 5/23/2021 12:14:05 PM
Security Level: Email, Account Authentication
(None)
Electronic Record and Signature Disclosure:
Accepted: 2/26/2021 9:11:58 AM
ID: 1b9615ed-4bfa-4034-8efe-66723463e8d0

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps

Envelope Sent	Hashed/Encrypted	5/23/2021 8:02:48 AM
Certified Delivered	Security Checked	5/24/2021 7:13:00 AM
Signing Complete	Security Checked	5/24/2021 7:14:48 AM
Completed	Security Checked	5/24/2021 7:14:48 AM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

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**

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